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                                                                     EXHIBIT 5.2

                                       December 21, 1998



Global Crossing Holdings Ltd.
Wessex House
45 Reid Street
Hamilton HM12, Bermuda

Ladies and Gentlemen:

        We have acted as U.S. counsel for Global Crossing Holdings Ltd., a corporation organized under the laws of Bermuda (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance by the Company of 5,000,000 shares of 10 1/2% Senior Exchangeable Preferred Stock due 2008, no par value (the "Exchange Preferred Stock"). Shares of the Exchange Preferred Stock are to be offered by the Company in exchange for (the "Exchange Offer") its outstanding 5,000,000 shares of 10 1/2% Senior Exchangeable Preferred Stock due 2008, no par value (the "Old Preferred Stock"). Pursuant to the Registration Statement, the Company has also registered 10 1/2% Senior Subordinated Exchange Notes due 2008 (the "Exchange Notes"), which, at the Company's option, may be issued in exchange for the Old Preferred Stock or the Exchange Preferred Stock subject to certain conditions. The Exchange Notes would be issued under an
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Global Crossing Holdings Ltd.       -2-

indenture to be executed at the time of issuance between the Company and a trustee for holders of the Exchange Notes (the "Indenture").

        We have examined the Registration Statement and the Indenture, a form of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

        We have further assumed that, with respect to each of the parties to the Indenture and the Exchange Notes, as the case may be, (i) such person was duly incorporated or organized and is validly existing under the laws of the jurisdiction in which it was incorporated or organized, (ii) such person has the power and authority to execute the Indenture and the Exchange Notes, as the case may be, to which it is a party and to take all actions contemplated to be taken by it thereunder and (iii) such person has duly authorized, executed and delivered the Indenture and the Exchange Notes, as the case may be, to which it is a party in accordance with the charter or other organizational documents of such person.
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Global Crossing Holdings Ltd.           -3-

        Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that when (1) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), (2) the Board of Directors of the Company, a duly constituted and acting committee thereof or duly authorized officers thereof have taken all necessary corporate action to approve the issuance and terms of the Exchange Notes and related matters, and (3) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

        Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law),
(iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors' rights.

        We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the laws of the State of New York and the federal laws of the United States. Insofar as the opinions set forth herein relate to issues governed by the laws of Bermuda, we have assumed the correctness of the opinion of Appleby, Spurling & Kempe, which is also filed as an exhibit to the Registration Statement.

        We hereby consent to the use of this opinion as an exhibit to the Registration
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Global Crossing Holdings Ltd.           -4-

Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.



                                 Very truly yours,

                                 /s/ Simpson Thacher & Bartlett

                                 SIMPSON THACHER & BARTLETT